EXHIBIT 23.2

                       Consent of Independent Accountants



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KPMG Peat Marwick LLP

1000 First Interstate Center
401 N. 31st Street
P.O. Box 7108
Billings, MT  59103






                        INDEPENDENT ACCOUNTANTS' CONSENT




The Board of Directors and Stockholders
Crazy Woman Creek Bancorp Incorporated



         We consent to incorporation by reference in the Registration Statement on Form S-8, of our report dated November 1, 1997, relating to the consolidated balance sheets of Crazy Woman Creek Bancorp Incorporated and subsidiary as of September 30, 1997 and 1996 and the related consolidated statements of income, stockholders' equity, and cash flows for the years then ended, which report appears in the September 30, 1997 annual report on Form 10-KSB of Crazy Woman Creek Bancorp Incorporated.





                                                  /s/ KPMG Peat Marwick LLP





Billings, Montana
May 18, 1998